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                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement") dated as of October 23, 2002, by and between WEBMD CORPORATION, a Delaware corporation (the "Company"), and ROGER C. HOLSTEIN ("Executive").

                  WHEREAS, Executive and the Company are party to an Employment Agreement dated as of November 6, 1997 (the "Original Employment Agreement"); and

                  WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement on the terms set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

                  1.       Effectiveness of Agreement and Employment of
Executive.

                  1.1. Effectiveness of Agreement. This Agreement shall become effective as of the date first written above (the "Effective Date").

                  1.2. Employment by the Company; Directorship. (a) The Company hereby employs Executive as President of the Company and Executive hereby accepts such employment with the Company. Executive shall report to the Chairman of the Board or Chief Executive Officer of the Company, and perform such duties and services for the Company and its subsidiaries and affiliates (such subsidiaries and affiliates collectively, "Affiliates"), as may be designated from time to time, by the Chairman of the Board of Directors or the Chief Executive Officer of the Company and as are consistent with his role as President. Executive shall use his best and most diligent efforts to promote the interests of the Company and the Affiliates, and shall devote all of his business time and attention to his employment under this Agreement; provided, however, that Executive shall be permitted to manage his personal, financial and legal affairs that may from time to time require insubstantial portions of his working time, but would not singularly or in the aggregate interfere or be inconsistent with his duties and obligations under this Agreement.

                  (b) Within six months of the Effective Date, the Company shall, subject to its fiduciary duties, use its best efforts to appoint Executive to the Board of Directors or to include Executive in management's nominees for election, and recommend the election of Executive as a member of the Board of Directors of the Company. In the event that the employment of Executive with the Company is terminated for any reason, Executive agrees that he will promptly resign from the Board.

                  1.3. Confidentiality. Executive understands and acknowledges that in the course of his employment, he will have access to and will learn information that is proprietary to, or confidential to the Company and its Affiliates that concerns the operation and methodology of the Company and its Affiliates, including, without limitation, business strategy and plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines,


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technical data, computer source codes, programs, software, knowhow and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), and customer information (collectively, "Proprietary Information"). Executive agrees that, at all times (including following termination of this Agreement), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate by written record (a) was already available to the public at the time of disclosure, or subsequently become available to the public, otherwise than by breach of this Agreement, (b) was the subject of a court order for Executive to disclose, (c) information which was in the possession of the Executive prior to his employment with the Company or (d) information which is independently developed by the Executive and which is outside of the scope of his employment or the business of the Company. Upon any termination of this Agreement, Executive shall immediately return to the Company all copies of any Proprietary Information in his possession.

                  1.4. Restrictions on Solicitation. During the period beginning on the Effective Date and ending on the second anniversary of the date of cessation of the employment of the Executive for any reason whatsoever (the "Restricted Period"), Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer, or any prospective customer (with whom the Executive has had contact during the last 12 months of the term of this Agreement), of the Company or any of the Affiliates for any commercial pursuit which Executive knows, or should know, is in competition with the Company or any of the Affiliates, or that is contemplated from time to time by the Business Plan (as defined below) or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or any of the Affiliates, or induce, or attempt to induce, any employees, agents or consultants of or to the Company or any of the Affiliates to do anything from which Executive is restricted by reason of this Agreement nor shall Executive, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company or any of the Affiliates. For purposes of this Agreement, "Business Plan" shall mean, at any point in time, the then current business plan of the Company and any business plans of the Company in effect during the prior 18 months.

                  1.5. Restrictions on Competitive Employment. (a) During the Restricted Period, Executive shall not (as principal, agent, employee, consultant or otherwise), anywhere in the United States, directly or indirectly, without the prior written approval of the Company, (i) engage in direct or indirect competition with the Company, (ii) conduct a business of the type and character engaged in by the Company (or contemplated by the Business
Plan), or (iii) develop products or services competitive with those of the Company (collectively, "Competitive Business"). Notwithstanding the foregoing, Executive may have an interest consisting of publicly traded securities constituting less than 5 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company.

                  (b) For purposes of the covenant not to compete set forth in paragraph (a) above, Executive acknowledges that the Company and its Affiliates presently conduct their


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businesses throughout the United States. Executive agrees that the Restricted
Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company and its Affiliates in the conduct of their businesses. The parties intend that the foregoing covenant of Executive shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in paragraph (a) above. To the extent that the foregoing covenant or any provision of this Section 1.5 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.

                  1.6. Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which Executive is in breach of the terms of this Section 1.

                  1.7. Assignment of Developments. All Developments that are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, arising out of or as a result of Executive's employment with the Company shall be the sole and absolute property of the Company and the Affiliates, free of any reserved or other rights of any kind on Executive's part. During Executive's employment and, if such Developments were made, conceived or suggested by Executive during or as a result of Executive's employment under this Agreement or any prior employment with the Company or the Affiliates, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company and the Affiliates of Executive's right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present or planned activities, or future activities of which Executive is aware, or the products and services of the Company or any of the Affiliates.

                  1.8. Remedies. Executive acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in Sections 1.1 through 1.7 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction.

                  2.       Compensation and Benefits.

                  2.1. Salary. The Company shall pay Executive for services during the term of this Agreement a base salary at the annual rate of $600,000 ("Base Salary"). Any and all increases to Executive's Base Salary shall be determined by the Compensation Committee of the Board of Directors (the "Compensation Committee") in its sole discretion. Such Base Salary


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shall be payable in equal installments, no less frequently than monthly, pursuant to the Company's customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

                  2.2. Bonus. (a) 2002 Bonus. The Company shall pay Executive a bonus for the year ended December 31, 2002 in the amount of $450,000, payable at such time as executive officer bonuses are paid generally, but in no event later than April 30, 2003; provided, however, that such payment shall not be made in the event that Executive terminates his employment without Good Reason or the Company terminates Executive's employment for Cause prior to December 31, 2002.

                  (b) Future Bonuses. Executive shall be eligible to receive an annual bonus of up to 100% of his Base Salary in the event that the Company has attained certain specified performance goals. Payment of the bonus, if any, shall be made at the same time that other executive officer bonuses are paid generally, but in no event later than April 30 of the following year, so long as Executive remains in the employ of the Company on December 31 of the applicable year. The performance goals shall be established by the Compensation Committee in consultation with the Executive. The determination as to whether the performance goals have been attained shall be made by the Compensation Committee in its sole and absolute discretion to the extent the performance goals are not quantifiable and on the basis of the Company's audited financial statements, to the extent the performance goals are quantifiable. Equitable adjustments shall be made by the Compensation Committee to the targets to reflect the effect of acquisitions/divestitures. Notwithstanding the foregoing, the Compensation Committee shall review Executive's performance annually and may pay Executive an annual bonus based upon such factors as the Compensation Committee may determine in its sole and absolute discretion.

                  2.3. Benefits; Car Allowance. (a) During the term of this Agreement, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs or vacation leave of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

                  (b) During the Employment Period, the Company shall provide Executive with a car allowance in accordance with Company policy.

                  2.4. Expenses. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefore, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder. The Company shall pay the reasonable expenses of your counsel incurred in connection with the negotiation of this Agreement, but in no event shall such payment exceed $10,000.

                  3.       Employment Period.

                  Executive's employment under this Agreement shall commence as of the Effective Date, and shall terminate on December 31, 2007, unless terminated earlier pursuant to


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Section 4 (the "Initial Employment Period"). Unless written notice of either party's desire to terminate this Agreement has been given to the other party prior to the expiration of the Initial Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods.

                  4.       Termination.

                  4.1. Termination by the Company for Cause. (a) Executive's employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive's earned and unpaid compensation to the effective date of such termination.

                  (b) For purposes of this section of the Agreement, the term "Cause" shall mean any of the following:

                  (i) Any willful misconduct by Executive relating, directly or indirectly, to the Company or any of its Affiliates, which breach, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company detailing such breach;

                  (ii) Any breach by Executive of any material provision contained in this Agreement, which breach, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company detailing such breach; or

                  (iii) Executive's conviction of a felony or crime involving moral turpitude.

                  4.2. Permanent Disability; Death. If during the term of this Agreement, Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period ("Permanent Disability"), then the Company shall have the right to terminate Executive's employment with the Company upon written notice to Executive. In the event the Company terminates Executive's employment as a result of his Permanent Disability or death, Executive or Executive's estate shall be entitled to the same salary and benefit continuation and the acceleration of vesting and continued exercisability of the Existing Stock Options (as defined in Section 5) that he would have been entitled to receive if Executive's employment had been terminated by Executive pursuant to Section 4.6(b); provided, however, that the Company shall have no other obligation to Executive or Executive's estate pursuant to this Agreement in the event that Executive's employment with the Company is terminated by the Company pursuant to this Section 4.2.

                  4.3. Resignation by the Executive. If the Executive terminates his employment with the Company other than in accordance with Sections 4.5 and 4.6, the Company shall have no obligation to Executive other than the payment of Executive's earned and unpaid compensation to the effective date of such termination.

                  4.4. Termination by the Company Without Cause. Executive's employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive's employment without Cause (including upon notice of the


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Company pursuant to Section 3 of its desire not to renew this Agreement) prior to a Change of Control (as defined in Section 4.5) or the occurrence of the event described in Section 4.6(b), the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):

                  (i) The greater of (A) a continuation of his base salary in effect immediately prior to the Effective Date ($450,000) for a period commencing on the date of termination and ending two years from the date of termination and (B) a continuation of the Base Salary for six months for each six month period from the Effective Date through the date of termination (the period during which Executive is receiving severance under this Section is referred to herein as the "Applicable Period"); provided, however, that in no event shall such salary continuation exceed three years (payable in accordance with the third sentence of Section 2.1);

                  (ii) Executive shall be eligible to continue to participate during the Applicable Period on the same terms and conditions that would have applied had he remained in the employ of the Company during the Applicable Period, in all health, medical, dental, life and disability plans provided to Executive at the time of such termination and which are provided by the Company to its employees generally following the date of termination ("Welfare Plans"), provided that the Company may require the Executive to elect COBRA and, in such case, the Company shall pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period that Executive is eligible for COBRA; and

                  (iii) Any Existing Company Options shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof, as if Executive remained in the employ of the Company through the second anniversary of the date of termination;

provided, however, that the continuation of such salary and benefits and the continued vesting and exercisability of such options shall cease on the occurrence of any circumstance or event that would constitute Cause under
Section 4.1 of this Agreement (including any material breach of the covenants contained in Sections 1.3-1.7 above), provided further, however, that Executive's eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. If Executive is precluded from participating in any Welfare Plan by its terms or applicable law, the Company shall provide Executive with benefits that are reasonably equivalent in the aggregate to those which Executive would have received under such plan had he been eligible to participate therein, provided that the Company's liability shall in no event exceed what the Company would have been required to incur if Executive participated in the Company's plan. In the event that Executive's employment is terminated by the Company without Cause on or after a Change of Control or the occurrence of the event described in Section 4.6(b), Executive shall be entitled to all of the benefits described in Sections 4.5 and 4.6(b), respectively.

                  4.5. Change of Control. In the event of a Change of Control (as defined below), the Executive may terminate his employment with the Company upon 30 days' written notice to the Company at any time after a 11 month period following the occurrence of the


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Change of Control (or such shorter period to the extent the acquiring company does not request the services of the Executive for such 11 month period). In the event of such a termination by Executive, Executive will be entitled to the
(i) the greater of (A) the salary continuation as if his employment was terminated by the Company without Cause under Section 4.4 or (B) a continuation of the Base Salary through October 23, 2007, (ii) the benefits provided for in
Section 4.4(ii) and (iii) all Existing Stock Options held by the Executive shall immediately vest and each such Existing Stock Option will remain outstanding as if Executive remained in the employ of the Company until such Existing Stock Option would have expired under the terms of the applicable stock option plan and agreement, in each case subject to the provisos and conditions in Section 4.4. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                  (a) both (i) any person, entity or group shall have acquired at least 50% of the voting power of the outstanding voting securities of the company, excluding Martin J. Wygod and his affiliates, and (ii) following such acquisition of 50% Voting Power, Martin J. Wygod shall cease to hold one of the following positions:
         Chairman (or Co-Chairman) of the Board or Chief Executive Officer (or Co-Chief Executive Officer) of the Company or of the acquirer of 50% Voting Power; or

                  (b) both (i) a reorganization, merger or consolidation or sale of other disposition of all or substantially all of the assets of the Company ("Business Combination") shall have occurred and (ii) following such Business Combination, Martin J. Wygod shall cease to be Chairman (or Co-Chairman) of the Board or Chief Executive Officer (or Co-Chief Executive Officer) of the corporation resulting from such Business Combination; or

                  (c) a complete liquidation or dissolution of the Company shall have occurred.

                  In the event that Martin J. Wygod is no longer serving in the positions described above and a Change of Control is triggered, the 11 month period shall commence as of the date on which the acquisition of 50% Voting Power or Business Combination had occurred.

                  4.6. Termination by the Executive For Good Reason. (a) Executive's employment with the Company may be terminated by the Executive for Good Reason on 30 days written notice to the Company, which notice shall detail the specific basis for such termination. The Company shall be given the opportunity to cure the basis for such termination within such 30 days period. For the purpose of this Section of this Agreement, the term "Good Reason" means any of the following: (1) a material breach by the Company of its obligations to the Executive under this Employment Agreement, which, if susceptible to cure, remains uncured, (2) a material demotion of his position with the Company, and (3) if Executive is required by the Company to relocate from his present residence or is required to commute, on a regular basis, to the Company's headquarters and such headquarters is outside of the New York City metropolitan area. If the Executive terminates his employment under this Section, the Executive shall be entitled to receive the same salary and benefit continuation and continued vesting and exercisability of the Existing Stock Options as if his employment had been terminated by the Company without Cause under Section 4.4.


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                  (b)      In the event that Martin J. Wygod shall no longer
serve in at least one of the following offices, Chairman of the Board or Chief Executive Officer of the Company, the Executive may resign upon 30 days' notice at any time following the 11 month anniversary of such date. In the event of such a resignation, Executive shall be entitled to (i) continuation of the Base Salary for a period commencing on the date of termination and ending on the second anniversary thereof, (ii) the benefits provided for in Section 4.4(ii) for a period commencing on the date of termination and ending on the second anniversary thereof, (iii) all Existing Stock Options held by Executive shall immediately vest and each such Existing Stock Option will remain outstanding as if Executive remained in the employ of the Company until the earlier of (A) five years from the date of termination and (B) the date on which such Existing Stock Option would have expired under the terms of the applicable stock option plan or agreement, in each case subject to the provisos and conditions set forth in Section 4.4.

                  4.7. Liquidated Damages. Executive acknowledges that any payments and benefits under Section 4 resulting from a termination of Executive's employment with the Company are in lieu of any and all claims that the Executive may have against the Company (other than benefits under the Company's employee benefit plans that by their terms survive termination of employment and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company may request that the Executive confirm such acknowledgment in writing prior to the receipt of such benefits.

                  5.       Options.

                  On the Effective Date Executive shall be granted a nonqualified option to purchase 1,000,000 shares of the Company's common stock under the Company's 2000 Long Term Incentive Plan (the "New Option"). The per share exercise price shall be the closing price of the Company's common stock on the Effective Date and the New Option shall vest subject to Executive's continued employment on the applicable vesting dates (except as set forth in Section 4) in equal annual installments of 20% commencing on the first anniversary of the Effective Date. The New Option will have a term of ten years, subject to earlier expiration in the event of termination of employment. Subject to the terms of this Agreement, the New Option shall be evidenced by the Company's standard form of option agreement. For purposes of this Agreement, "Existing Company Options" shall mean all options previously granted to Executive, the New Option and any other option to purchase the Company's common stock which the Company may grant to Executive during the term of this Agreement.


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                  6.       Certain Additional Payments By The Company

                  6.1. Gross-Up Payment. Anything in this Agreement to the contrary or any termination of this Agreement notwithstanding, in the event it shall be determined that any payment or distribution or benefit received or to be received by Executive pursuant to the terms of this Agreement or any other payment or distribution or benefit made or provided by the Company or any of its Affiliates, to or for the benefit of Executive (whether pursuant to this Agreement or otherwise and determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions actually disallowed under Section 68 of the Code solely as a direct result of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  6.2. Gross-Up Payment Calculation. Subject to the provision of Sections 6.1 and 6.3, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's certified public accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 6.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.


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                  6.3.     Claim by the IRS. Executive shall notify the Company
in writing of any claim by the U.S. Internal Revenue Service (the "IRS") that, if successful, would require the payment by the Company of the Gross-Up
Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim;

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnity and hold Executive harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive shall agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall, to the extent permitted by law, advance the amount of such payment to Executive, on an interest-free basis and indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.


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                  6.4.     Entitlement to Refund. If, after the receipt by
Executive of an amount advanced by the Company pursuant to Section 6.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 6.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to
Section 6.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  7. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

                  (a)      if to the Company:

                           WebMD Corporation
                           River Drive Center 2
                           669 River Drive
                           Elmwood Park, New Jersey  07407-1361
                           Telecopier No.:  (201) 703-3401
                           Attention:  General Counsel

                  (b) if to the Executive at the address specified in the personnel files of the Company.

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

                  8.       Miscellaneous.

                  8.1. Entire Agreement. This Agreement and the agreements relating to the Existing Company Options contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter (including, without limitation, the Original Employment Agreement).

                  8.2. Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.


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
                  8.3. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Executive. Executive's rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 4.2 shall pass upon the Executive's death to Executive's executor or administrator.

                  8.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  8.5. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New Jersey applicable to contracts executed and to be wholly performed within such State.

                  8.6. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

                  8.7. Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.


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
                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    WEBMD CORPORATION


                                    By: /s/ Martin J. Wygod
                                       ----------------------------------------
                                       Name: Martin J. Wygod
                                       Title: Chairman and
                                              Chief Executive Officer


                                    EXECUTIVE


                                    /s/ Roger C. Holstein
                                    -------------------------------------------
                                    Roger C. Holstein


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